Castlight Health Appoints athenahealth COO Ed Park to Board of Directors

SAN FRANCISCO - April 29, 2014 - Castlight Health (NYSE: CSLT), a pioneer of the Enterprise Healthcare Cloud, has appointed Ed Park to its Board of Directors.

Ed is an original team member, former Chief Technology Officer, and current Executive Vice President and Chief Operating Officer at athenahealth. Ed has served as an advisor to Castlight’s Board of Directors. In his expanded role serving on Castlight’s Board of Directors, Ed will contribute his expertise scaling a company that works at the intersection of technology and healthcare.

“We are honored that Ed Park has joined Castlight Health’s Board of Directors, and I look forward to working with him,” said Giovanni Colella, M.D., co-founder and CEO of Castlight Health. “Ed is one of the foremost authorities on how to scale a technology company addressing the complexities of American healthcare. He’s a tremendous addition to our Board at just the right time in our company’s maturation.”

Ed is widely recognized as a thought leader in health information technology, having served as the lead architect for athenahealth’s respected cloud-based services platform.

“Castlight’s technology platform holds the potential to bring operational efficiency to American employers and transform healthcare spending from an uncontrolled business cost to a business advantage,” said Park. “It’s been exciting to watch Castlight evolve from a visionary idea to a company creating real and positive value nationwide for employers, employees and their families. I’m pleased to lend my experience to help the company.”

About Castlight Health
Castlight Health (NYSE: CSLT) is a pioneer of the Enterprise Healthcare Cloud. Founded in 2008, San Francisco-based Castlight makes healthcare data actionable, empowering our enterprise customers to gain control over their healthcare spending and transforming how companies and employees engage in healthcare. With Castlight, employers can implement technology-enabled benefit designs, integrate disparate healthcare applications, and provide meaningful information to employees and their families. More than 100 companies, ranging from medium-sized businesses to Fortune 50 enterprises, have selected Castlight. For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook. Source: Castlight Health.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements about Castlight Health’s expectations, plans, intentions, and strategies, including, but not limited to, statements regarding future innovation by the company and future developments with respect to the digital healthcare industry. Statements including words such as “anticipate,” “believe,” “estimate,” “expect” or “future” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Castlight Health’s documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Castlight Health as of the date hereof. Castlight Health assumes no obligation to update these forward-looking statements.

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Investor Contact:
Kristin Baker Spohn
ir@castlighthealth.com
415-829-1505

Media Contact:
Lorie Fiber
lfiber@castlighthealth.com
646-318-0575